Exhibit 4.2.3

Second Supplemental Indenture

SECOND SUPPLEMENTAL INDENTURE, dated as of March 21, 2011 (this “Supplemental Indenture”), among The Hertz Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”); Hertz Equipment Rental Corporation, Brae Holding Corp., Hertz Claim Management Corporation, HCM Marketing Corporation, Hertz Entertainment Services Corporation, Hertz Local Edition Corp., Hertz Local Edition Transporting, Inc., Hertz Global Services Corporation, Hertz System, Inc., Hertz Technologies, Inc., Hertz Transporting, Inc., Smartz Vehicle Rental Corporation and Simply Wheelz LLC (the “Subsidiary Guarantors”); and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are parties to an Indenture, dated as of September 30, 2010 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 7.50% Senior Notes due 2018 of the Company (the “Notes”);

WHEREAS, the Company and the Subsidiary Guarantors desire to execute and deliver an amendment to the Indenture for the purposes conforming the Indenture to the “Description of Notes” section of the Offering Memorandum; and

WHEREAS, pursuant to Section 901(7) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of the Holders of any Notes;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.  Amendment of Section 602.  The text of Section 602 (entitled “Acceleration of Maturity; Rescission and Annulment”), excluding the paragraph number at the beginning of such paragraph, is amended pursuant to Sections 901(1) and/or (9) of the Indenture in its entirety to read as follows:

Acceleration of Maturity; Rescission and Annulment. If an Event of Default (other than an Event of Default specified in Section 601(viii) or Section 601(ix) with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least thirty percent (30%) in principal amount of the Outstanding Notes by written notice to the Company and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default specified in Section 601(viii) or Section 601(ix) with respect to the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.  The Holders of a majority in principal amount of the Outstanding Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of such acceleration.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.

3.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

4.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

5.  Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

6.  Headings.  The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE HERTZ CORPORATION

By:	/s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Vice President and Treasurer

[Signature Page to Second Supplemental Indenture regarding Section 602 of the Indenture]

BRAE HOLDING CORP.
HERTZ CLAIM MANAGEMENT CORPORATION
HCM MARKETING CORPORATION
HERTZ ENTERTAINMENT SERVICES CORPORATION
HERTZ EQUIPMENT RENTAL CORPORATION
HERTZ LOCAL EDITION CORP.
HERTZ LOCAL EDITION TRANSPORTING, INC.
HERTZ GLOBAL SERVICES CORPORATION
HERTZ SYSTEM, INC.
HERTZ TECHNOLOGIES, INC.
HERTZ TRANSPORTING, INC.
SMARTZ VEHICLE RENTAL CORPORATION
SIMPLY WHEELZ LLC, each as a Subsidiary Guarantor

By:	/s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Treasurer

[Signature Page to Second Supplemental Indenture regarding Section 602 of the Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin Reed
Name: Martin Reed
Title: Vice President

[Signature Page to Second Supplemental Indenture regarding Section 602 of the Indenture]